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William T. Camp	Rockville, Maryland 20852
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August 20, 2013
WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES SELECTION OF PAUL T. MCDERMOTT AS NEW CHIEF EXECUTIVE OFFICER

Rockville, MD (August 20, 2013) The Board of Trustees of Washington Real Estate Investment Trust (WRIT) (NYSE:WRE) today announced the appointment of Paul T. McDermott as the company's new President and Chief Executive Officer. He will also serve on the WRIT Board of Trustees. Mr. McDermott will succeed George F. “Skip” McKenzie, who has served as President and CEO of WRIT since 2007. In January 2013, Mr. McKenzie announced his intention to retire pending the appointment of a successor.

Mr. McDermott comes to WRIT from The Rockefeller Group, a wholly owned subsidiary of Mitsubishi Estate Co., Ltd., where he served as Senior Vice President and Managing Director and headed up the domestic acquisitions team for Rockefeller Group Investment Management Corp., the investment management arm of this leading developer, owner and operator of global real estate. His responsibilities also included product development and portfolio strategy, as well as interfacing with private equity clients.

“We are pleased to have found an exceptional individual to assume leadership of WRIT as its fourth CEO in a 53-year history," said Charles T. “Tuck” Nason, Chairman of the WRIT Board of Trustees. "Paul not only has a deep knowledge of our industry and the DC regional market, but he also brings a broad skill set to the table. He has experience in all aspects of commercial real estate, in all asset classes WRIT owns and in capital markets, as well as strong institutional relationships and a background in risk management. We believe he is uniquely qualified to lead WRIT successfully into the future and to build value for our shareholders over the long term."

A native of the region, Mr. McDermott has been based in Washington, DC throughout his entire 29-year career. Prior to joining The Rockefeller Group, he served from 2006 to 2010 as Principal and Chief Transaction Officer at PNC Realty Investors, where he led the company's acquisition, disposition, development and capital markets efforts nationally, across multiple asset classes. Between 2002 and 2006, he held two primary officer roles at Freddie Mac - Chief Credit Officer of the Multifamily Division and Head of Multifamily Structured Finance and Affordable Housing. From 1997 to 2002, he served as Head of the Washington, DC Region for Lend Lease Real Estate Investments, then the largest real estate advisory firm in the nation.

Age 51, Mr. McDermott holds a BS in Business Administration from Shepherd University and an MBA in Finance from American University.

The appointment follows an extensive search process conducted by Ferguson Partners Ltd., a leading executive search firm. "Paul was the top choice from a group of highly qualified candidates," said John P. McDaniel, Chairman of the Board's CEO Search Committee. "He possesses the critical leadership attributes we identified as part of our selection process - strong DC real estate experience, substantial experience in a variety of disciplines and the ability to lead an integrated, diversified public REIT.”

“It is an honor to be joining this storied franchise,” said Mr. McDermott. “I look forward to working with a dedicated employee base to enhance WRIT's value proposition by expanding the 'Live, Work, Shop' strategy and continuing to enhance the quality of the portfolio - in order to drive value creation for our shareholders.”

Mr. McDermott will assume his responsibilities on October 1. At that point, Mr. McKenzie will officially resign from the Board, although he will continue to play an advisory role during the transition. "Paul is a great leader who is widely known and respected in the DC commercial real estate community," said Mr. McKenzie. "I'm delighted with the Board's decision and confident that Paul will deliver strong leadership to WRIT and its employees in the days and years ahead."

About WRIT

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 69 properties totaling approximately 8 million square feet of commercial space and 2,540 multifamily units, and land held for development. These 69 properties consist of 25 office properties, 17 medical office properties, 16 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2012 Form 10-K, First Quarter 2013 Form 10-Q and Second Quarter Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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